Exhibit 10.1

EXECUTION COPY

SHARE AND ASSETS SALE AGREEMENT

RELATING TO THE ACQUISITION OF SHARES AND ASSETS

CONSTITUTING THE NEW STEEL DRUM AND OTHER

PACKAGING BUSINESS OF THE BLAGDEN GROUP

25 OCTOBER 2006

BLAGDEN PACKAGING NEDERLAND B.V.

BLAGDEN PACKAGING RUMBEKE NV

BLAGDEN PACKAGING MICHELEN NV

BLAGDEN PACKAGING SWOLLE B.V.

VAN LOON CONSULTING SERVICES B.V.

as Vendors

and

GREIF BELGIUM BVBA

GREIF BROS. CANADA INC.

GREIF FRANCE HOLDINGS S.A.S.

GREIF INTERNATIONAL HOLDING B.V.

GREIF NEDERLAND B.V.

PAAUW HOLDINGS B.V.

as Purchasers

THIS AGREEMENT is made on 25 October 2006,

BETWEEN:

(1)	BLAGDEN COMPANIES, the names and addresses of which are set out in Schedule 1;

(2)	VANLOON CONSULTING SERVICES B.V., a company incorporated under the laws of the Netherlands whose business office is at Baronielaan 139, 4818 PD Breda, the Netherlands; and

(3)	GREIF COMPANIES, the names and addresses of which are set out in Schedule 2 (together hereinafter the Purchasers).

Parties (1) and (2) are together hereinafter referred to as the Vendors.

RECITALS

(A)	Blagden Group NV is a private company limited by shares incorporated in accordance with the laws of Belgium and registered at the crossroad bank for enterprises with number 0861.912.997. Blagden Group NV is active on the Eurasian market in the production, reconditioning and distribution of steel drums and other industrial packaging products.

(B)	The Vendors will retain the business of reconditioning and recycling packaging products, including the sale of such reconditioned and recycled packaging products, in Europe and Asia and the Dutch Tin Plate Business. The Purchasers will acquire the new steel drum and other packaging business.

(C)	Between the date of this Agreement and the Completion Date, a corporate and tax restructuring will occur of Blagden Group with a view to enable the acquisition by the Purchasers of the New Business as defined hereafter.

(D)	The Vendors have agreed to sell and the Purchasers have agreed to buy the Shares as defined hereafter and the Halsteren Assets as defined hereafter, together comprising the New Business, on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS, INTERPRETATION AND THIRD PARTY RIGHTS

1.1	The Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.2	In this Agreement, the following words and expressions have the following meanings:

Accounts means the collection of the balance sheets and profit and loss accounts of the Target Companies (except for BP Singapore) and Target Subsidiaries (except for BP Croatia, BF Consulting, Rex Qingdao and Rex Malaysia) for the financial year which ended on the Accounts Date, as consistently reported in the monthly management reports and forming part of the audited consolidated accounts of Blagden Group NV for the financial year which ended on the Accounts Date, all as attached to this Agreement as Schedule 16;

Accounts Date means 31 December 2005;

Agreed Form means the form agreed between and signed by or on behalf of the Vendors and the Purchasers;

Asian Report of Legal Review means the redacted versions of the reports of legal review (i) relating to BP Singapore prepared by Allen & Gledhill – Singapore and dated 20 July 2006; (ii) relating to Rex Malaysia prepared by Shearn Delamore & Co - Kuala Lumpur and dated 6 June 2006 and (iii) relating to Rex Qingdao prepared by DeHeng Law Offices – Beijing and dated 3 July 2006;

Bank Guarantee has the meaning set out in Clause 5 of this Agreement;

Belgian GAAP means generally accepted accounting principles in Belgium;

BF Consulting means Bruges Finance Consulting bvba, a company established in Belgium;

Bidons means Bidons Egara S.L., a company established in Spain;

Bipol means Bipol Co. Ltd., a company established in Russia, including the Russian Branch;

Bipol Sib means Bipol Sib Co. Ltd., a company established in Russia;

Blagden France Holdings means Blagden France Holdings S.A.S., a company established in France;

Blagden Group means Blagden Group NV and all its Group Companies as at the date of this Agreement;

Blagden Mediterranée means Blagden Mediterranée EURL, a company established in France;

Blagden Staniford means Blagden Staniford Packaging Ltd., a company established in the United Kingdom;

BP Aquitaine means Blagden Packaging Aquitaine S.A.S., a company established in France;

BP Croatia means Blagden Packaging Adria d.o.o., a company established in Croatia;

BP Deutschland means Blagden Packaging Deutschland GmbH, a company established in Germany;

BP Femba means Blagden Packaging Femba SA, a company established in Spain;

BP Femba Ibérica means Blagden Packaging Femba Ibérica SL, a company established in Spain;

BP France means Blagden Packaging France S.A.S., a company established in France;

BP France Holdings means Blagden Packaging France Holdings S.A.S., a company established in France;

BP Lille means Blagden Packaging Lille S.A.S., a company established in France;

BP Nederland means Blagden Packaging Nederland B.V., a company established in the Netherlands;

BP NV means Blagden Packaging NV, a company established in Belgium, including the UK Branch;

BP Rumbeke means Blagden Packaging Rumbeke NV, a company established in Belgium;

BP Singapore means Blagden Packaging Singapore Pte. Ltd, a company established in Singapore;

BP Tournai means Blagden Packaging Tournai NV, a company established in Belgium;

BP Vienna means Blagden Packaging Vienna AG, a company established in Austria;

BP Wichelen means Blagden Packaging Wichelen NV, a company established in Belgium;

BP Zwolle means Blagden Packaging Zwolle B.V., a company established in the Netherlands;

Borrowings means the principal amount of any monies owed by the relevant person to a bank or other financial institution or other person under (i) a facility arrangement or (ii) overdraft arrangement or (iii) otherwise and the principal amount owed in respect of any loan capital or other debenture or reimbursement obligation or deferred purchase price of any kind of the relevant person or other financing arrangements, such as financial leases and off balance sheet instruments, but excluding the Syndicated Debt and amounts due under operating leases or hire purchase agreements;

BoS Debt means the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums, swap, hedging, break, redemption or other costs and charges on, and any other amounts payable with respect to, the facility made available to the Company and certain of its Group Companies pursuant to the terms of a third amendment and restatement agreement relating to a facilities agreement originally dated 18 December 2003 entered into on 2 March 2006 between the Company, certain Group Companies of the Company, the Governor and Company of the Bank of Scotland and others;

BoS Security means existing security granted by members of the Company and certain of the Target Companies, Target Subsidiaries or Target Joint Ventures, in respect of the BoS Debt, brief details of which are set out in Schedule 5;

Business Day means any day other than a Saturday, Sunday or any other day which is a national holiday in Belgium;

Cash means all cash liquidity and investment balances of the relevant person, including cash on hand, positive balances on bank and giro accounts, bank deposits, saving accounts and other financial investments, as well as outstanding payments made by negotiable payment instruments, as consistently reported within “Cash” in the monthly management reports of the relevant person;

Company means Blagden Group NV;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement and the Halsteren Assets in accordance with this Agreement and the Dutch Asset Agreement;

Completion Balance Sheet has the meaning set out in Clause 8.1;

Completion Date means not later than the third Business Day following the date on which the conditions specified in Clause 2.1 are (or the last of them is) satisfied;

Confidential Information means all information not in the public domain, which the Purchasers shall have received or obtained at any time by reason of or in connection with the transaction contemplated by this Agreement, and the documents referred to in it;

Consideration means the sum referred to in Clause 4.1;

Creditors means the trade creditors, non-financial inter-company creditors, dividends payable, other taxes, other short-term non-financial creditors (<1 year) and accruals as consistently reported within the “Creditors” in the monthly management reports of the relevant person;

Debtors means the net trade debtors, non-financial inter-company debtors, other short-term non-financial debtors (<1 year) and the prepayments as consistently reported within the “Debtors” in the monthly management reports of the relevant person;

Dutch Asset Agreement means the sale of assets agreement relating to the Halsteren Drum Division between BP Nederland and Greif Nederland;

Dutch Tin Plate Business means the production in the Netherlands and sale of cans and pails made of tin or steel with a diameter of 30.5 centimetre or less or a thickness of below 0.50 millimetre or a content of less than 30 litres;

Envases means Envases y Bidones Canarios, S.L., a company established in Spain;

Environmental Reports means the environmental due diligence reports prepared by Arcadis and dated 12 or 13 July 2006;

Equipment Lease means the lease agreement for certain equipment in Halsteren attached to this Agreement as Schedule 26;

Escrow Agent means the notary identified as such in the Escrow Agreement;

Escrow Agreement means the agreement attached to this Agreement as Schedule 9;

Escrow Amount means €4,000,000;

European Report of Legal Review means the redacted version (draft 3) of the report of legal review relating to the European operations of the Blagden Group co-ordinated by Macfarlanes and dated 21 July 2006;

Existing Security means the BoS Security or the Replacement Security, as the case may be;

Financial Report means the redacted version of the vendor due diligence report relating to the Blagden Group prepared by KPMG LLP and dated 17 July 2006;

Gent Division means the Belgian operations of BP NV;

Greif Belgium means Greif Belgium bvba;

Greif Canada means Greif Bros. Canada Inc.;

Greif France means Greif France Holdings S.A.S.;

Greif International means Greif International Holding B.V.;

Greif Nederland means Greif Nederland B.V.;

Group Company means in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Halsteren Assets means the assets relating to the Halsteren Drum Division as further specified in the Dutch Asset Agreement;

Halsteren Drum Division means the new drum operations of BP Nederland;

Insurance Report means the insurance due diligence report prepared by Allia and dated 16 June 2006;

Independent Accountants means [•], registered accountants;

Interim Accounts means the collection of (i) the balance sheets and profit and loss accounts of the New Business (excluding BP Croatia, BF Consulting, BP Singapore, Rex Qingdao, Rex Malaysia, Halsteren Drum Division and UK New Drum Division) for the six month period which ended on 30 June 2006, as consistently reported in the monthly management reports and (ii) the balance sheets and profit and loss accounts of BP Singapore, Rex Qingdao and Rex Malaysia for the three month period which ended on 30 June 2006, as consistently reported in the monthly management reports and (iii) for Halsteren Drum Division and UK New Drum Division, the ad hoc prepared balance sheets and profit and loss accounts for the six month period which ended on 30 June 2006, as agreed between the Vendors and the Purchasers, all as attached to this Agreement as Schedule 17;

Key Employees of the New Business means the key employees listed in Schedule 19;

Key Employees of the Recon Business means the key employees listed in Schedule 20;

Leakage means any of the following to the extent that they occur between the date of this Agreement and Completion (both dates inclusive):

(a)	any dividend or distribution declared, paid or made by any of the Target Companies, Target Subsidiaries or Target Joint Ventures other than to another Target Company, Target Subsidiary or Target Joint Venture; or

(b)	any redemption or purchase of shares or return of capital by any of the Target Companies, Target Subsidiaries or Target Joint Ventures other than to another Target Company, Target Subsidiary or Target Joint Venture; or

(c)	any payments made or agreed to be made to (or assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any of the Vendors or the Original Owners by any of the Target Companies, Target Subsidiaries or Target Joint Ventures other than in the ordinary course of business; or

(d)	issued or sold any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of any of the Target Companies, Target Subsidiaries or Target Joint Ventures or split, combined or subdivided the capital stock or other equity interests of any of the Target Companies, Target Subsidiaries or Target Joint Ventures;

Lender means Landsbanki Islands HF and ING België NV under a credit facility agreement with VanLoon as borrower dated 18 October 2006 as amended 19 October 2006;

Net Financial Debt means Syndicated Debt, Borrowings and Net Intercompany Debt minus Cash, as calculated within the “Net Financial Debt” in the monthly management reports of the Target Companies and Target Subsidiaries;

Net Intercompany Debt means the principal amount of, accrued and unpaid interest on, monies payable by the Target Companies or Target Subsidiaries to the Blagden Group, excluding non-financial inter-company creditors and non-financial inter-company debtors, minus principal amount of, accrued and unpaid interests on, monies receivable by the Target Companies or Target Subsidiaries from the Blagden Group;

Net Inventories means the raw materials, work-in-progress, finished goods less provisions as consistently reported within the “Net Inventories” in the monthly management reports of the Target Companies and Target Subsidiaries;

New Business means the production and sale of, and trading activities relating to, steel drums (including collapsible steel drums), pails and cans (manufactured outside of the Netherlands), flexible IBCs, drum closures, pallets and other industrial packaging products and related services, not being the Dutch Tin Plate Business and the reconditioning and recycling of existing packaging products, operated by the Blagden Group at the date of this Agreement;

Original Owners Alchemy Partners (Guernsey) Limited, Stichting Administratiekantoor Blagden Management and Steve Bodger, owning the shares of Blagden Group NV immediately prior to Completion;

Parties means the parties to this Agreement;

Purchasers means Greif Belgium, Greif Canada, Greif France, Greif International, Greif Nederland and Paauw Holdings B.V.;

Purchasers’ Solicitors means Allen & Overy LLP, a limited liability partnership of Apollolaan 15, 1077 AB Amsterdam, the Netherlands;

Purchasers’ Warranties means the representations and warranties set out in Schedule 3;

Recon Business means the reconditioning and recycling of existing packaging products carried out by the Blagden Group as at the Completion Date;

Replacement Debt means any Borrowings replacing the Syndicated Debt;

Replacement Security means any security replacing the BoS Security;

Restructuring means the Restructuring of the Recon Division and the Restructuring of Halsteren;

Restructuring of the Recon Division means the corporate and tax restructuring by way of share sale and purchase transactions of Blagden Mediterranée, BP Aquitaine, BP Lille, Servidrum, BP Vienna, BP Deutschland and Bidons including the transfer of the UK Recon Division to the purchaser of the UK Recon Division;

Restructuring of Halsteren means the restructuring with a view to enable the sale of the Halsteren Assets to Greif Nederland;

Rex Malaysia means Blagden Packaging Malaysia Bhd, a company established in Malaysia;

Rex Qingdao means Qingdao Rex Packaging Co. Ltd, a company established in the PRC;

Russian Branch means the Chuvashsky branch of Bipol Co. Ltd., a branch established in Russia;

Servidrum means Servidrum Andalucía S.L., a company established in Spain;

Shares means the shares set out in Schedule 6;

Syndicated Debt means the BoS Debt or the Replacement Debt, as the case may be;

Target Business means the business of the Target Companies, Target Subsidiaries and Target Joint Ventures including the Halsteren Drum Division;

Target Companies means (i) Blagden France Holdings and (ii) BP NV and (iii) BP Tournai and (iv) BP Femba Ibérica and (v) BP Singapore;

Target Joint Ventures means (i) Bipol and (ii) Bipol SIB and (iii) Envases;

Target Net Financial Debt means the amount as calculated and further specified in Schedule 11;

Target Participation means International Packaging Network cvba;

Target Subsidiaries means (i) BP France Holdings and (ii) BP France and (iii) Rex Qingdao and (iv) BP Femba and (v) Rex Malaysia and (v) BP Croatia and (vi) BF Consulting;

Target Working Capital means the amount of € 28,399,000, as calculated and further specified in Schedule 7, being the aggregate of:

(a)	the average Working Capital as between the Accounts and Interim Accounts of each of the following companies: Gent Division, BP Tournai, BP France and BP Femba,; and

(b)	the Working Capital of Blagden France Holdings, BP France Holdings, BP Femba Ibérica, Rex Qingdao, Rex Malaysia, BP Singapore, Halsteren Drum Division and UK New Drum Division as set out in the Interim Accounts;

third party means any person other than the Parties;

Tin Plate Finance Arrangements means the finance arrangements for the Tin Plate Financing Amount in accordance with the principles as set out in Schedule 28;

Tin Plate Financing Amount means €23 million;

UK Branch means the UK branch of Blagden Packaging NV, a branch established in the United Kingdom;

UK Asset Agreement means the sale of assets agreement relating to the UK Recon Division between BP NV and Hallco 1379 Limited;

UK New Drum Division means the operations of the UK Branch at Westinghouse Road, Manchester as further specified in Schedule 22;

UK Recon Division means the operations of the UK Branch at Westinghouse Road, Manchester as further specified in the UK Asset Agreement;

VanLoon means VanLoon Consulting Services B.V., a company established in the Netherlands;

Vendor Due Diligence Reports means the European Report of Legal Review, the Asian Reports of Legal Review, the Financial Report, the Insurance Report and the Environmental Reports, all of which are saved on the CD-Rom attached to this Agreement as Schedule 23;

Vendors means BP Zwolle, BP Rumbeke, BP Wichelen, BP Nederland and VanLoon;

Vendors’ Solicitors’ Account shall mean the account with ING België NV in the name of Advocatenkantoor De Langhe, number 630-4009401-62 mention “Timpani”, IBAN BE51630400940162, SWIFT BBRUBEBB;

Vendors’ Solicitors means Mr. Frank de Langhe of bvba Advocatenkantoor De Langhe, Henri Lebbestraat 109, 8709 Waregem, Belgium;

Vendors’ Warranties means the representations and warranties set out in Schedule 4;

Working Capital of a relevant person means:

“A + B – C”

Where:

“A” is the value of the Net Inventories as extracted from the monthly management reports of that relevant person;

“B” is the value of the Debtors as extracted from the monthly management reports of that relevant person; and

“C” is the value of the Creditors as extracted from the monthly management reports of that relevant person,

all as calculated and further specified in Schedule 7;

Working Capital As Per Completion Balance Sheet means (i) the aggregate of the Working Capital of Gent Division, BP Tournai, BP France, BP Femba, Blagden France Holdings, BP France Holdings, BP Femba Ibérica, Rex Qingdao, Rex Malaysia, BP Singapore and the UK New Drum Division and (ii) the Net Inventories of the Halsteren Drum Division and the Debtors and Creditors of the UK Recon Division at the Completion Date; and

Works Council Procedure means the information and consultation procedures towards the works councils for (i) the Vendors in Belgium, France, the Netherlands and Spain and (ii) for the Purchasers in Belgium, France, the Netherlands, Spain, the UK, Singapore and Malaysia as well as the European works council of Purchasers.

1.3	In this Agreement (unless the context requires otherwise):

(a)	a company is a subsidiary of another company, its holding company, if that other company holds a majority of the shares or voting rights in it;

(b)	any reference to a statute, statutory provision or subordinate legislation (legislation) shall (except where the context requires otherwise) be construed as referring to:

(i)	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

(ii)	any former legislation which it re-enacts, consolidates or enacts in rewritten form,

provided that in the case of those matters which fall within sub-Clause 1.3(b)(i), as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(c)	any gender includes a reference to the other genders;

(d)	any reference to a person includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

(e)	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

(f)	any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	any expression “shall use its best efforts” or “shall use its best endeavours” or any similar shall be construed as an obligation de moyen (middelenverbintenis) in the meaning of the Belgian Civil Code (Burgelijk Wetboek);and

(i)	Belgian legal concepts which are expressed in English language terms, are to be interpreted in accordance with the Belgian legal terms to which they refer, and the use of Dutch or French words in this Agreement as translation for certain legal terms or concepts shall be conclusive in the determination of the relevant legal concept under Belgian law of the legal terms or concepts that are so translated herein.

1.4	The Index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.5	The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5:

(a)	no term of this Agreement shall be enforceable by a third party;

(b)	a person who is the permitted successor to or assignee of the rights of a Party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement; and

(c)	notwithstanding that any term of this Agreement may become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

2.	CONDITIONS AND EFFECTIVENESS

2.1	Completion shall be conditional upon:

(a)	VanLoon having completed the purchase from the Original Owners of all of the shares of Blagden Group NV; and

(b)	Sellers and Purchasers having complied with the Works Council Procedure.

2.2	Condition 2.1(b) is for the benefit of the Purchasers and may be waived by the Purchasers in whole or in part at any time by notice to the Vendors.

2.3	The Vendors shall use their best efforts to procure that Condition 2.1(a) is satisfied, as soon as possible and in any event at the latest on 13 November 2006. The Vendors and the Purchasers shall use their best efforts to procure that Condition 2.1(b) is satisfied, as soon as possible.

2.4	If the condition set out in Clause 2.1(a) shall not have been satisfied by 15 December 2006, this Agreement (except for the provisions of this Clause and of Clauses 1 (Definitions, interpretation and third party rights), 13 (Confidentiality and announcements), 17.5 (Costs), 18 (Notices) and 19 (Governing law and jurisdiction) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement.

2.5	This Agreement shall only become effective upon the delivery of evidence satisfactory to the Purchasers that VanLoon has executed an effective agreement conditional only upon the advice or consent of the relevant works councils for the purchase from the Original Owner of all of the shares of Blagden Group NV. The Purchasers acknowledge that they are aware that at the date hereof there is no such agreement with the Original Owners and agree that if VanLoon is unable to produce the required evidence within five Business Days hereof, the Purchasers shall not hold VanLoon liable for any consequences thereof nor claim any penalties therefor from VanLoon.

3.	SALE AND PURCHASE

3.1	Vendors hereby sell with full title guarantee, free from all liens, charges, encumbrances and other third party rights the number of Shares set out opposite each Vendor’s name in Schedule 6 and BP Nederland hereby sells with full title guarantee, free from all liens, charges, encumbrances and other third party rights the Halsteren Assets and the Purchasers hereby purchase such Shares and such Halsteren Assets with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to such Shares, including any dividends or distributions declared or paid on such Shares after that date, shall belong to the Purchasers.

3.2	The Parties shall not be obliged to complete the sale and purchase of any of the Shares or the Halsteren Assets unless the sale and purchase of all of the Shares and the Halsteren Assets is completed simultaneously.

4.	CONSIDERATION

4.1	Determination of the Consideration

(a)	The total Consideration for the Shares and the Halsteren Assets shall be the sum of the individually agreed amounts which constitute the value for the Shares and the Halsteren Assets, which amounts are corrected for debt and cash, calculated as set out in Schedule 13. The total Consideration shall be the aggregate of (i) €205,000,001, being the total Consideration for the Shares and the Halsteren Assets on a debt and cash free, and (ii) €5,000,000, being the Target Net Financial Debt, which is to be adjusted in accordance with Clause 4.1(c)(ii).

(b)	It is acknowledged by the Parties that the Consideration has been determined by them on the basis that the Net Financial Debt at Completion as per the Completion Balance Sheet is equal to the Target Net Financial Debt and that the Working Capital at Completion as per the Completion Balance Sheet is equal to the Target Working Capital.

(c)	The Consideration shall be adjusted following Completion as follows:

(i)	if the Working Capital at Completion as per the Completion Balance Sheet is less than/more than the Target Working Capital, by deducting/adding the difference from/to the Consideration; and

(ii)	if the Net Financial Debt at Completion as per the Completion Balance Sheet is less than/more than the Target Net Financial Debt, by adding/deducting the difference to/from the Consideration.

(d)	If as a result of such adjustment the amount of the Consideration is reduced, VanLoon shall pay to Greif International in cash a sum equal to that reduction. If as a result of such adjustment the amount of the Consideration is increased, Greif International shall pay to VanLoon concerned in cash a sum equal to that increase.

4.2	Payment and allocation of the Consideration

(a)	The Consideration less the Escrow Amount shall be paid on the Completion Date by Greif International by wire transfer into the Vendors’ Solicitors’ Account, which account shall be pledged to the Lender to secure the obligations of VanLoon to such Lender, more specifically its repayment of an amount equal to the Consideration less the Escrow Amount under the relevant loan documentation to the Lender.

(b)	The Escrow Amount shall be paid on the Completion Date by Greif International by wire transfer into the Escrow Account.

(c)	The amount of any adjustment shall be paid within 5 Business Days following the day on which the adjustment is determined in accordance with Clause 8 of this Agreement.

(d)	Any amount paid in respect of a breach of any of the Vendor’s Warranties shall be deemed to give rise to a corresponding reduction in the Consideration due to the claiming Party concerned.

5.	BANK GUARANTEE

5.1	Bank Guarantee

With a view to securing and covering the obligations of the Purchasers provided for in Clause 4 of this Agreement, the Purchasers shall submit to the Vendors on the date of this Agreement an irrevocable and wholly unconditional bank guarantee in the amount equal to the Consideration increased with the Tin Plate Financing Amount, issued by a reputable bank acceptable to the Vendors to the benefit of the Vendors’ bank and which is substantially in the form and with the contents as the draft attached to this Agreement as Schedule 14. For the avoidance of doubt, upon payment as set out in Clause 4.2(a) and 4.2(b) of this Agreement, it is the intention of the Parties that there can no longer be a call under the Bank Guarantee and the Parties will use their best efforts to effect this with the Lender.

This Bank Guarantee shall be valid for a period which starts at the date of this Agreement and which ends as of right on 29 December 2006, provided that the bank issuing this Bank Guarantee may, in its sole discretion, unilaterally extend the term of this Bank Guarantee and the date referred to in Clause 5.2 to 15 February 2007.

5.2	Calls upon the Bank Guarantee

The Vendors shall have the right to call upon the Bank Guarantee without any delay at the earlier of the Completion Date or 27 December 2006, provided that there cannot be a call upon the Bank Guarantee if Condition 2.1(a) has not been met.

In the event there is a call upon the Bank Guarantee, the Vendors shall immediately pay the Escrow Amount by wire transfer to the Escrow Account.

6.	PERIOD BETWEEN SIGNING AND COMPLETION

Undertakings of the Vendors before Completion

6.1	Each of the Vendors severally undertakes to and covenants with the Purchasers that it will exercise such rights as it has to procure that between the date of this Agreement and Completion, without the consent of the Purchasers:

(a)	no increase shall be made in the authorised, allotted or issued share capital of the Target Companies and Target Subsidiaries and, to the extent it can exercise its contractual rights, the Target Joint Ventures;

(b)	no option shall be offered or granted by the Target Companies and Target Subsidiaries and, to the extent it can exercise its contractual rights, the Target Joint Ventures over the whole or any part of its share capital, whether issued or unissued;

(c)	there is no Leakage;

(d)	the business of the Target Companies and Target Subsidiaries and, to the extent it can exercise its contractual rights, the Target Joint Ventures shall be carried on in the ordinary and usual course;

(e)	all requisite premiums are paid in order to maintain in force until Completion the policies of insurance in respect of the Target Companies and Target Subsidiaries and, to the extent it can exercise its contractual rights, the Target Joint Ventures specified in the Exhibit headed “Insurance Policies” to Schedule 4 and that none of such policies shall be cancelled by the Vendors or any of its Target Companies, Target Subsidiaries or Target Joint Ventures so as to cease to have effect prior to Completion.

6.2	Furthermore, between the date of this Agreement and Completion, the Vendors shall procure that no Target Company or Target Subsidiary and, in case of a Target Joint Venture, shall use its contractual rights to procure that no Target Joint Venture, shall, except with the written consent of the Purchasers, which consent will not unreasonably be withheld or where otherwise contemplated in this Agreement:

(a)	incur any commitment to capital expenditure in excess of €100.000;

(b)	enter into any acquisition, merger, reorganisation, purchase of stock or interest in any corporation, business or organisation or assets and/or disposal or grant an option or pre-emption rights relating to any of the Halsteren Assets, other than in relation to the Restructuring of the Recon Division or the Restructuring of Halsteren;

(c)	incur any new credit lines, debt, borrow any money or make any payments out of a bank account relating to the New Business, other than the use of facilities which are in place at the date of this Agreement, including the Syndicated Debt;

(d)	grant, issue or redeem any mortgage, change debenture or other security over the New Business or give a guarantee or indemnity in respect thereof, other than the release of the Existing Security at Completion;

(e)	other than the ordinary course of business and consistent with past practice, increase or accelerate the compensation or change the terms of employment of any employee of the New Business;

(f)	settle any existing or initiate any new material litigation, provided that the Vendors shall provide the Purchasers with relevant details about any settlement of litigation in the ordinary course;

(g)	enter into transactions with affiliates other than at arm’s length;

(h)	enter into (i) contracts outside the ordinary course of business, (ii) steel drum customer contracts relating to more than 50,000 steel drums per customer, (iii) contracts for the purchase of steel for a period of more than 3 months or (iv) other contracts with a value in excess of €100,000 per contract or for a period of more than 12 months.

6.3	Each of the Vendors shall, between the date of this Agreement and Completion, at the request of the Purchasers and subject to being given reasonable prior written notice supply the Purchasers and/or their professional advisers (at the Purchasers’ cost) with such information concerning the Target Companies, Target Subsidiaries and Target Joint Ventures as the Purchasers or their professional advisers may reasonably require which is in the possession and control of the Blagden Group and provided that the Vendors have given their prior consent, which consent will not unreasonably be withheld, procure that the Purchasers, their representatives and advisers will be given full access to the managed properties, books and records pertaining to the New Business.

6.4	Each of the Vendors severally undertakes to and covenants with the Purchasers that, subject always to all laws and regulations to which that Vendor reasonably believes in good faith it, the Target Companies, Target Subsidiaries and Target Joint Ventures are subject, it will only take actions or make decisions in relation to the Target Companies and Target Subsidiaries and, to the extent it can exercise its contractual rights, the Target Joint Ventures, which at the time such actions are taken or decisions made, are taken or made in good faith and in the ordinary and usual course of business, for the benefit of the Target Companies, Target Subsidiaries and Target Joint Ventures.

6.5	Each of the Vendors covenants with the Purchasers that it will repay, and will procure that any Group Company will repay, to the relevant Target Company, Target Subsidiary or Target Joint Venture the amount of any Leakage received by it.

6.6	Each of the Vendors will procure that any of its Group Companies will repay the Syndicated Debt before or at Completion.

6.7	Each of the Vendors severally undertakes to and covenants with the Purchasers that, subject always to all laws and regulations to which Vendors reasonably believe in good faith they, the Target Companies, Target Subsidiaries and Target Joint Ventures are subject, it will use all reasonable efforts to procure that the Works Council Procedure will proceed quickly and smoothly.

6.8	The Vendors shall provide the Purchasers with draft copies of all submissions and communications relevant to the Works Council Procedure at such time as will allow the Purchasers a reasonable opportunity to provide comments on such submissions and communications before they are submitted and taking into account any such comments as are reasonable and providing the Purchasers with copies of all such information and consultation in the form submitted. The Vendors shall in no respect make representations or statements to any works council or employee representative body of any Target Company, Target Subsidiary or Target Joint Venture, containing anything that is likely to be interpreted as a commitment in respect of the period after the Completion Date, which are not for Vendors’ own account and the Vendors in their dealings with any works council or employee representative body of any Target Company, Target Subsidiary or Target Joint Venture shall take a position which is reasonable to all parties concerned and with a view to completing the transactions contemplated under this Agreement.

6.9	The Vendors shall prior to entering into any arrangement of Replacement Debt and/or Replacement Security consult with the Purchasers, however, no prior consent of the Purchasers is required.

Undertakings of the Purchasers before Completion

6.10	Each of the Purchasers severally undertakes to and covenants with the Vendors that, subject always to all laws and regulations to which Purchasers reasonably believe in good faith they, the Target Companies, Target Subsidiaries and Target Joint Ventures are subject, it will use all reasonable efforts to procure that the Works Council Procedure will proceed quickly and smoothly.

6.11	The Purchasers shall provide the Vendors with draft copies of all submissions and communications relevant to the Works Council Procedure at such time as will allow the Vendors a reasonable opportunity to provide comments on such submissions and communications before they are submitted and taking into account any such comments as are reasonable and providing the Vendors with copies of all such information and consultation in the form submitted.

7.	COMPLETION

Date and place

7.1	Completion shall take place on the Completion Date at the offices of the Purchasers’ Solicitors.

Completion undertakings

7.2	At Completion, each of the Purchasers shall:

(a)	confirm the fulfilment of the Conditions under Clause 2 of this Agreement;

(b)	deliver to the Vendors a written statement from the Purchasers certifying that each of the Purchasers’ Warranties is true and accurate and is not misleading as at the Completion Date;

(c)	pay the Consideration less the Escrow Amount to the Vendors by way of transfer of funds for value on the Completion Date to the Vendors’ Solicitors’ Account;

(d)	pay the Escrow Amount into the Escrow Account; and

(e)	execute and sign or procure that relevant Group Companies shall execute any and all deeds and/or sign any documents or registers to enact the transfer of the Shares.

7.3	At Completion each of the Vendors shall:

(a)	confirm the fulfilment of the Conditions under Clause 2 of this Agreement;

(b)	deliver to the Purchasers a written statement from the Vendors certifying that each of the Vendors’ Warranties is true and accurate and is not misleading as at the Completion Date;

(c)	procure the repayment by their Group Companies of the Syndicated Debt;

(d)	deliver to the Purchasers a written statement of the Bank of Scotland and/or the provider of the Replacement Debt confirming that (i) there is no outstanding debt of any of the Target Companies, Target Subsidiaries or Target Joint Ventures and (ii) upon release of the Existing Security the Bank of Scotland and/or the provider of the Replacement Debt has no outstanding claims of any nature whatsoever against any of the Target Companies, Target Subsidiaries or Target Joint Ventures;

(e)	deliver to the Purchasers proof that the transfer of shares in (1) Blagden Mediterannée, (2) BP Acquitaine, (3) BP Lille, Servidrum, (4) BP Vienna, (5) Blagden Staniford, (6) BP Deutschland and (7) Bidons to any of the Vendors or any of their Group Companies, other than any of the Target Companies, Target Subsidiaries or Target Joint Ventures, have been completed;

(f)	deliver to the Purchasers proof that the transfer of the UK Recon Division to any of the Vendors or any of their Group Companies, other than any of the Target Companies, Target Subsidiaries or Target Joint Ventures, has been completed;

(g)	deliver to the Purchasers a copy of the relevant notice of change of control to Rhodia;

(h)	deliver to the Purchasers proof that the transfer of the economic rights in Bipol to BP Femba Ibérica has been formalised;

(i)	deliver to the Purchasers proof that the powers of attorney issued by BP NV to certain members of management of the UK Branch and the powers delegated by Management under such powers, to the extent that such powers and delegations relate to the Recon Business, have been revoked;

(j)	deliver to the Purchasers written confirmation that the legal name of Rex Qingdao has been amended and no longer includes the word “Rex”;

(k)	deliver to the Purchasers proof that the transfer to the purchaser of the UK Recon Division of the GBP 425,000 Loan Notes issued by Blagden Staniford to the UK Branch has been completed;

(l)	deliver to the Purchasers proof that the transfer to BP Zwolle of obligations of BP Femba Ibérica (i) to pay to the seller of Bidons (Egara) an additional amount of up to EUR 700,000 and (ii) under the joint venture agreement in relation to Bidons has been completed;

(m)	deliver to the Purchasers proof that the transfer to BP Zwolle of the irrevocable call option deed relating to 35.45% of the participations in Bidons dated 27 June 2005 between BP Femba Ibérica, Egara and certain other grantors has been completed;

(n)	deliver to the Purchasers proof that the transfer to BP Zwolle of obligations of BP Femba under the joint venture agreement in relation to Servidrum has been completed;

(o)	deliver to the Purchasers a copy of the non-compete letters executed by the Key Employees of the Recon Business and/or the Dutch Tin Plate Business;

(p)	deliver to the Purchasers a copy of the advice of the works council of each Target Company, Target Subsidiary or Target Joint Venture (if applicable) and each of the Vendors (if applicable);

(q)	deliver to the Purchasers a letter for the release of each of the Target Companies, Target Subsidiaries or Target Joint Ventures from any guarantee, indemnity, letter of comfort or other similar liability given or incurred by it for the benefit of any of the Vendors or any of their Group Companies, other than any of the Target Companies, Target Subsidiaries or Target Joint Ventures;

(r)	deliver to the Purchasers resignation letters of designated directors of Target Companies, Target Subsidiaries or Target Joint Ventures, as set out in Schedule 21, in each case acknowledging that such director has no claim against the Target Company, Target Subsidiary or Target Joint Venture from which he/she is resigning, whether for loss of office or otherwise;

(s)	deliver to the Purchasers executed unanimous consent resolutions of the general meeting of shareholder of the Target Companies, Target Subsidiaries and Target Joint Ventures in which it shall be resolved that designated directors of the Target Companies, Target Subsidiaries or Target Joint Ventures shall be removed with discharge of their office duties and the directors nominated by the Purchasers shall be appointed, with effect from the Completion;

(t)	deliver to the Purchasers an updated copy of the shareholders’ register of BF Consulting showing that BP Femba Ibérica is the sole shareholder;

(u)	deliver to the Purchasers written confirmation by each of the employees listed in Schedule 29 that they have agreed with the transfer of their employment or consultancy contract to any of the Vendors or any of their Group Companies;

(v)	deliver to the Purchaser a written confirmation from Staniford that it waives its pre-emption rights in respect of the transfer of shares in Blagden Staniford by the UK Branch to Hallco 1379 Limited; and

(w)	execute and sign or procure that relevant Group Companies shall execute any and all deeds and/or sign any documents or registers to transfer the Shares.

7.4	At Completion each of the Purchasers and each of the Vendors shall:

(a)	execute local formalities in respect of the transfer of the Shares, update shareholders’ registers, etc.;

(b)	effect the transfer of the Halsteren Drum Division;

(c)	effect the transfer of the assets relating to New Business which are held by any of the Vendors or any of their Group Companies, other than any of the Target Companies, Target Subsidiaries or Target Joint Ventures, and which are not transferred to the Purchasers in any other way, except for the Halsteren Assets which are transferred in accordance with the Dutch Asset Agreement;

(d)	execute the Escrow Agreement;

(e)	execute the transitional services agreement for the provision of certain services by the Vendors and/or their Group Companies, attached to this Agreement as Schedule 24;

(f)	execute the transitional services agreement for the provision of certain services by the Purchasers and/or their Group Companies, attached to this Agreement as Schedule 25 ;

(g)	execute all relevant documents relating to the Tin Plate Finance Arrangements;

(h)	execute the intellectual property assignment agreement between the Vendors and the Purchasers; and

(i)	execute the Equipment Lease.

7.5	Receipt of the payment referred to Clause 7.2(c) shall discharge the Purchasers’ obligation to pay the Consideration.

7.6	The Vendors shall procure that deeds of release in respect of the Existing Security shall be delivered to the Purchasers as soon as possible following Completion (and, in any event, no later than 10 Business Days after Completion).

7.7	Following receipt of the payment referred to in 7.2(c), the Purchasers and each of the Vendors (in respect of the Shares held by it only) shall procure that the transfer of the Shares from the Vendors to the Purchasers shall be recorded in the Company’s shareholders register and duly signed by or on behalf of the relevant Vendor and Purchaser.

7.8	After the Completion Date, the Vendors shall and shall procure that their Group Companies and their advisers shall provide the Purchasers, their Group Companies and their advisers with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonably require for the purposes of managing their business, complying with their statutory obligations and/or the provisions of this Agreement.

7.9	After the Completion Date, the Purchasers shall and shall procure that the Target Companies and Target Subsidiaries and their advisers and, in case of the Target Joint Ventures, shall use their contractual rights to procure that the Target Joint Ventures and their advisers, shall provide the Vendors and their advisers with all information, assistance and access to stock, books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of complying with their statutory obligations and/or the provisions of this Agreement.

8.	COMPLETION BALANCE SHEET

8.1	Preparation of draft Completion Balance Sheet

As soon as reasonably practicable but not later than 30 Business Days following Completion, the Vendors shall procure that the Target Companies prepare and deliver to the Purchasers an unaudited consolidated balance sheet of the Target Companies and Target Subsidiaries as at the Completion Date (the draft Completion Balance Sheet). The draft Completion Balance Sheet shall be prepared in the form and include the items set out in Schedule 8 and in accordance with the following:

(a)	the specific policies set out in Schedule 8;

(b)	to the extent not covered by (a), the accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted by the Target Companies or Target Subsidiaries in the preparation of the Accounts provided the same are consistent with Belgian GAAP in force at the Accounts Date.

Following Completion, the Purchasers shall procure to give at all reasonable times during business hours on reasonable advance notice being given immediate and full access to the Vendors to the financial records and books of the Target Companies and Target Subsidiaries and if required by the Vendors, to organise meetings with any (financial) key person in the Target Companies and Target Subsidiaries with a view to facilitate the drafting of the draft Completion Balance Sheet.

8.2	Notification of disputed items

Within 20 Business Days following delivery to the Purchasers of the draft Completion Balance Sheet, the Purchasers shall notify the Vendors of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 20 Business Days, no such notice is received by the Vendors or the Purchasers have notified the Vendors that there are no items they wish to dispute, the draft Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this Agreement and shall be binding on the Parties.

8.3	Reference of disputes to Independent Accountants

If, in accordance with this Clause 8.3, notice is received by the Vendors as to any item in dispute, the Vendors and the Purchasers shall use their best endeavours to agree in writing the item or items disputed by the Purchasers. If such item or items are not agreed in writing between the Vendors and the Purchasers within 20 Business Days following the receipt by the Vendors of said notice, the item or items in dispute shall be determined by the Independent Accountants (referred to below), except if the Vendors and the Purchasers by way of mutual consent have, within that timeframe, appointed the Independent Accountants to audit the draft Completion Balance Sheet.

8.4	Auditing of the draft Completion Balance Sheet

If the Vendors and the Purchasers have appointed the Independent Accountants to audit the draft Completion Balance Sheet, the Vendors and the Purchasers shall reasonable co-operate to procure that the Independent Accountants prepare and deliver to the Vendors and the Purchasers within 30 Business Days from their appointment the audited draft Completion Balance Sheet in accordance with Belgian GAAP and in a manner consistent with past practice and in accordance with the principles used in the preparation of the Schedules to this Agreement.

Within 20 Business Days following delivery by the Independent Accountants to the Vendors and the Purchasers of the audited draft Completion Balance Sheet, each Party shall notify the other Party of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 20 Business Days, no such notice is received by the Vendors or the Purchasers or both Parties have notified the other Party that there are no items it wishes to dispute, the audited draft Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this Agreement and shall be binding on the Parties.

If, in accordance with this Clause 8.4, notice is received by the Vendors or the Purchasers as to any item in dispute, the Vendors and the Purchasers shall use their best endeavours to agree in writing the item or items disputed by the other Party. If such item or items are not agreed in writing between the Vendors and the Purchasers within 20 Business Days following the receipt by the Vendors or the Purchasers of said notice, the item or items in dispute shall be determined by the Independent Accountants (referred to below).

The costs of the audit, including fees and expenses of the Independent Accountants shall be borne equally as between the Vendors on the one hand and the Purchasers on the other hand.

8.5	Completion Balance Sheet

The draft Completion Balance Sheet (audited or unaudited, as the case may be), adjusted to reflect the item or items as agreed between the Vendors and the Purchasers in writing or as determined by the Independent Accountants shall constitute the Completion Balance Sheet for the purposes of this Agreement.

8.6	Independent Accountants

If and whenever any item in dispute relating to the calculation of Working Capital fails to be referred, in accordance with the relevant provision of this Agreement, to the Independent Accountants, The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall determine the dispute by means of a binding third party expert determination as provided by article 1592 of the Belgian Civil Code;

(b)	the items or items in dispute shall be notified to the Independent Accountants in writing by the Vendors and/or the Purchasers within 20 Business Days following the Independent Accountants’ appointment;

(c)	their terms of reference shall be to determine the item or items in dispute and therefore the calculation of the Consideration and the amounts of any adjustment to be made by a Party within 30 Business Days of notice given under (b);

(d)	the Independent Accountants shall decide the procedure to be followed in the determination, but shall allow the parties to make written representations. The Independent Accountants shall render their decision within 20 Business Days following notification of the item or items in dispute to the Independent Accountants;

(e)	the Vendors and the Purchasers shall each provide (and to the extent they are reasonably able shall procure that their respective accountants and the Purchasers shall procure that the Target Companies or Target Subsidiaries provide) the Independent Accountants promptly with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Target Companies or Target Subsidiaries; and

(f)	the costs of the determination, including fees and expenses of the Independent Accountants shall be borne equally as between the Vendors on the one hand and the Purchasers on the other hand.

8.7	Provision of information

The Vendors shall provide the Purchasers and the Independent Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonably require for the purposes of this Clause 8. The Purchasers shall and shall procure that the Target Companies and Target Subsidiaries and, in case of the Target Joint Ventures, shall use their contractual rights to procure that the Target Joint Ventures, shall provide the Vendors and the Independent Accountants with all information, assistance and access to stock, books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this Clause 8.

9.	VENDORS’ WARRANTIES

9.1	Reference is made to the Vendors’ Warranties set out in Schedule 4.

9.2	For the avoidance of doubt, if there is any breach of the Vendors’ Warranties then the Purchasers shall have no right to terminate or rescind this Agreement.

10.	VENDORS’ COVENANTS AND UNDERTAKINGS

10.1	The Vendors shall reasonably co-operate that the Key Employees of the New Business shall remain employed by the Target Companies, Target Subsidiaries and Target Joint Ventures after Completion.

10.2	For a period of two years from Completion, the Vendors will make all books, records and documents which relate to the Target Companies, Target Subsidiaries and Target Joint Ventures (insofar as the same record matters occurring on or before Completion) available for inspection by representatives of each of the Purchasers at all reasonable times during business hours on reasonable advance notice being given, except in relation to tax matters, in which case the Vendors will make such documents available for a period of five years from Completion. The Vendors will allow the representatives of each Purchaser to take copies (at the expense of the relevant Purchaser) of any of such books, records and documents reasonably required by them.

11.	PURCHASERS’ WARRANTIES, COVENANTS AND UNDERTAKINGS

11.1	Reference is made to the Purchasers’ Warranties set out in Schedule 3.

11.2	For the avoidance of doubt, if there is any breach of the Purchasers’ Warranties then the Vendors shall have no right to terminate or rescind this Agreement.

11.3	The Purchasers warrant to the Vendors that each of the Purchasers’ Warranties is true and accurate and is not misleading at the date of this Agreement.

11.4	The Purchasers’ Warranties are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Purchasers’ Warranty.

11.5	Without prejudice to the provisions of Clause 17.2, the Purchasers acknowledge and agree that the Vendors make no warranty or other representation as to the accuracy of any forecasts, estimates, projections provided to the Purchasers or any Target Company, Target Subsidiary or Target Joint Venture of the Purchasers or any of its or their respective officers, employees, agents or advisers whether by the Vendors or any other Party on or prior to the date of this Agreement, whether orally or in any document (including in the Data Room and in the Information Memorandum).

Nothing in this Clause 11.5 shall, however, operate to limit or exclude any liability for fraud or gross negligence.

11.6	For a period of two years from Completion, the Purchasers will make all books, records and documents which relate to the Target Companies, Target Subsidiaries and Target Joint Ventures (insofar as the same record matters occurring on or before Completion) available for inspection by representatives of each of the Vendors at all reasonable times during business hours on reasonable advance notice being given. The Purchasers will allow the representatives of each Vendor to take copies (at the expense of the relevant Vendor) of any of such books, records and documents reasonably required by them.

11.7	The Purchasers agree that:

(a)	they are purchasing the Shares for themselves beneficially and not wholly or partly as agent for any other person;

(b)	there is no agreement, arrangement or understanding (whether or not or a legally binding nature) for the Shares or any interest in the Shares to be sold, transferred or otherwise disposed to, or held for the benefit of any person other than the Purchasers; and

(c)	they have (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the cash resources necessary to meet their obligations when they arise under this Agreement or any of the documents referred to in this Agreement.

11.8	The Purchasers acknowledge that they are responsible for their own obligations to file the transfer of the Shares with the relevant competition authorities in each relevant jurisdiction and that competition clearance or approval is not a condition precedent or subsequent to Completion. Any remedies that may be required in the context of any such clearance or approval shall never lead to rescission of this Agreement and/or restitution of the Consideration to the Purchasers.

12.	PROTECTIVE COVENANTS

12.1	Each Vendor as well as Marc Verstraete covenants with the Purchasers for itself and for the benefit of each Target Company, Target Subsidiary and Target Joint Venture that it shall not:

(a)	for a period of 5 years from Completion be concerned in any business carrying on business which is competitive or likely to be competitive with any of the businesses carried on in the New Business which competitive business shall include (but not be limited to) any direct or indirect activity in new industrial packaging not being the Recon Business or the Dutch Tin Plate Business, except for the production and sale of pallets and except as set out in Clause 12.3(c) or otherwise agreed by the Parties in writing; or

(b)	for a period of 5 years from Completion and except on behalf of a Target Company, Target Subsidiary and Target Joint Venture canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any Target Company, Target Subsidiary and Target Joint Venture at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of a Target Company, Target Subsidiary and Target Joint Venture; or

(c)	for a period of 5 years from Completion induce or attempt to induce any supplier of a Target Company, Target Subsidiary and Target Joint Venture to cease to supply, or to restrict or vary the terms of supply, to that Target Company, Target Subsidiary and Target Joint Venture; or

(d)	for a period of 5 years from Completion induce or attempt to induce any director or key employee of a Target Company, Target Subsidiary and Target Joint Venture to leave the employment of that Target Company, Target Subsidiary and Target Joint Venture with a view to hiring such person; or

(e)	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature or proprietary nature relating to the New Business or the Halsteren Assets or the business or affairs of any Target Company, Target Subsidiary and Target Joint Venture; or

(f)	use or (insofar as it can reasonably do so) allow to be used any trade name used by a Target Company, Target Subsidiary and Target Joint Venture at Completion, whether or not including the name “Blagden”, or any other name intended or likely to be confused with such trade name.

12.2	Each Vendor as well as Marc Verstraete covenants with the Purchasers for itself and for the benefit of each Target Company, Target Subsidiary and Target Joint Venture that in the event of a sale a transfer by Marc Verstraete or any Group Company controlled by him of all or part of the Recon Business or the Dutch Tin Plate Business and for all of their successors-in-interest it shall be a condition to such sale or transfer that the subsequent purchaser or transferee for the benefit of the Purchasers and each Target Company, Target Subsidiary and Target Joint Venture shall have agreed for a period of up to 3 years from the Completion Date to the protective covenants agreed in this clause by Marc Verstraete and each Vendor. For the avoidance of doubt, the obligations in this Clause 12.2 will terminate three years from the Completion Date. Each Vendor and Marc Verstraete furthermore covenants with the Purchasers that they shall not sell or transfer the Recon Business within one year from the Completion Date.

12.3	For the purposes of this Clause 12:

(a)	a person is concerned in a business if it carries it on as principal or agent or if:

(i)	it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	it has any direct or indirect financial interest (as shareholder, lender, guarantor or otherwise) in any person who carries on the business; or

(iii)	it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carried on the business;

disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if the Vendor or Marc Verstraete and any person connected with it or him (the Investors) are together interested in securities which amount to less than 5 per cent. of the issued securities of that class and which, in all circumstances, carry less than 5 per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities; and

(b)	references to a Target Company, Target Subsidiary and Target Joint Venture include its successors in business;

(c)	for the avoidance of doubt: Vendors are allowed to conduct and expand the Dutch Tin Plate Business worldwide, provided, however, that

(i)	they may only set up or acquire new tin plate production facilities or business after they have repaid the Tin Plate Financing Amount in accordance with the relevant loan documentation; and

(ii)	for a period of 5 years from Completion, they shall not set up or acquire new tin plate production facilities or businesses or sell products from the Dutch Tin Plate Business in Spain, Portugal, Singapore, the area covered by a 1000 km radius from Singapore and not supply or sell tin plate products to Société International de Diffusion and Tic Industries at the locations in France set forth in Schedule 27.

12.4	Each of the restrictions in each paragraph or sub-Clause above shall be enforceable by the Purchasers independently of each of the others.

Notwithstanding Clause 17.11, if any of the restrictions in each paragraph or sub-Clause above shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other restrictions which shall remain in full force and effect and if such restriction would be valid if some part of the restriction were deleted or amended, the restriction in question shall apply with such deletion or amendment as may be necessary to make it valid, provided always that the economic interests of the Purchasers are respected.

The Parties and Marc Verstraete acknowledge that the duration of the non-compete obligations in this Clause is justified in view of the technology and know-how transferred by the Vendors to the Purchasers and the goodwill paid by the Purchasers to the Vendors pursuant to this Agreement.

12.5	In the event of a breach of the duties of a Vendor and/or Marc Verstraete under this Clause 12, the Vendor in breach and/or Marc Verstraete shall pay to the Purchasers or, at the Purchasers’ sole option, to a Target Company, Target Subsidiary and Target Joint Venture, the sum of €50,000 for each breach and, in addition, the sum of €10,000 for each day that the Vendor and/or Marc Verstraete continues to be in breach, without the need to serve notice on the Vendor and/or Marc Verstraete or the need of a court order and without prejudice to any right of the Purchasers or any Target Company, Target Subsidiary and Target Joint Venture to recover damages in excess of the amounts specified in this Clause. The Parties and Marc Verstraete acknowledge the importance of the non competition and confidentiality obligations in this Clause for the Purchasers and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by the Purchasers and/or the Target Companies, Target Subsidiaries and Target Joint Ventures if a Vendor and/or Marc Verstraete breaches any of its obligations under this Clause.

For the avoidance of doubt, the Purchasers shall not recover damages more than once with respect to the same breach. However, the penalties referred to in this Clause 12.5 will not be considered damages in this regard.

Furthermore, for the avoidance of doubt, breach by one party of any of its undertakings in this Clause 12 will not excuse performance by any of the other parties of its undertakings in this Clause 12.

12.6	The Purchasers for themselves and for each Group Company covenant with each Vendor and Marc Verstraete that they shall not:

(a)	for a period of 3 years from Completion be active in or acquire businesses for the main purpose of entering into the Recon Business in the geographic areas in which the Recon Business is conducted at Completion, except that (i) they can continue refurbishing conical drums and (ii) they can contract Recon business to unrelated third parties; or

(b)	for a period of 3 years from Completion induce or attempt to induce any supplier of the Recon Business to cease to supply, or to restrict or vary the terms of supply to the Recon Business; or

(c)	for a period of 3 years from Completion induce or attempt to induce any director or key employee of the Recon Business to leave the employment of the Recon Business with a view to hiring such person; or

(d)	use “Recon” or “Reconditioning” in the legal name of any Group Company of the Purchasers.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Subject to the provisions of Clause 13.3 and save as expressly provided by this Agreement, each of the Parties undertakes with the other that, without the prior approval of the other Party, it:

(a)	will not communicate or permit communication of the terms of this Agreement (including the names of the Parties) to any third party other than to its professional advisers specifically instructed by it in connection with the transaction referred to in this Agreement and to any person providing finance to enable the Purchasers to complete the transaction referred to in this Agreement; and

(b)	will instruct those professional advisers and providers of finance not to communicate or permit communication of the terms of this Agreement (including the names of the Parties) to any third party.

13.2	Subject to the provisions of Clause 13.3, neither Party shall issue any press release or publish any circular to shareholders or any other public document in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Party to its contents and the manner and extent of its presentation and publication or disclosure.

13.3	The provisions of Clauses 13.1 and 13.2 do not apply to any communication or announcement relating to or connected with or arising out of this Agreement required to be made by any Party:

(a)	by virtue of the applicable regulations of any stock exchange or the United States Securities and Exchange Commission; or

(b)	by any court or governmental or administrative authority competent to require the same; or

(c)	by any applicable law or regulation.

Each Party shall inform the other Party of such communication or announcement under this Clause 13.3.

14.	OTHER COVENANTS

14.1	Parties will enter at the date of this Agreement into a preferred partnership agreement of which a copy is attached to this Agreement as Schedule 15.

14.2	Parties will enter at the date of this Agreement into transitional services agreements of which copies are attached to this Agreement as Schedule 24 and Schedule 25.

14.3	Parties acknowledge that BP NV is the owner of the trade marks “Blagden Closed Loop” and “Blagden Express” (including word and figurative trade marks registered with the Benelux, Community, International and/or French trade mark registers). Parties agree that all existing rights to use the “Blagden” name as a trade mark or trade name or otherwise, in any combination, which until the Completion Date is vested in the Company and its Group Companies, will hereby be transferred by the Vendors to the Purchasers with effect from and including the Completion Date. To give further effect to such transfer the Parties will before or at Completion enter into an intellectual property assignment agreement. The Vendors and the Purchasers shall and shall procure that their Group Companies shall within 6 months after Completion cease the use of the “Blagden” name as a trade mark or trade name or otherwise, in any combination, except as used on existing means of transportation for which a longer phasing out period applies (i.e. until these means of transportation are no longer in use) or as otherwise agreed in writing between the Parties. It is agreed that BP NV hereby grants a non-exclusive, non-transferable licence allowing the relevant parties such use as agreed herein. The Vendors undertake to announce in any communications to third parties (including customers) as from the Completion Date that the Recon Business and the Dutch Tin Plate Business shall be continued under a different name and to announce and/or use the new name in any such communications as soon as possible after the Completion Date.

14.4	A number of the agreements executed in the context of the transactions contemplated in this Agreement are related as follows:

(a)	No breach by any party to the Preferred Partnership of even date herewith executed by Van Loon and Greif International (the Preferred Partnership Agreement) shall have any effect on any of the provisions of any of the other agreements contemplated by and including this Agreement.

(b)	If there is a breach by any Vendor or Marc Verstraete of any of the obligations contained in Clauses 12.1 and 12.2 then the Preferred Partnership, the Tin Plate Finance Arrangements and the Equipment Lease may all be terminated by the Purchasers without any liability arising to the Purchasers or any Group Company as a result of such breach.

(c)	If there is a breach by the Borrower under the executed Tin Plate Finance Arrangements and such breach shall not have been remedied within 10 Business Days from notice thereof by Greif International to the Borrower, then the Equipment Lease may be terminated by the Purchasers without any liability arising to the Purchasers or any Group Company as a result of such breach.

14.5	The Vendors will use their best efforts to procure on or before Completion a written waiver from DSM and Campina of the relevant change of control provisions in the agreements with the Target Companies and will cooperate with the Purchasers after Completion if before the Completion such written waivers have not been obtained.

14.6	VanLoon will change its name before Completion in such a manner that there cannot be any confusion with the names Greif and Van Leer.

15.	FURTHER ASSURANCES / GENERAL CO-OPERATION

15.1	On or after Completion each of the Vendors shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchasers may from time to time require in order to vest any of the Shares or Halsteren Assets in the Purchasers or as otherwise may be necessary to give full effect to this Agreement.

15.2	In relation to each Target Company, Target Subsidiary and Target Joint Venture, the Vendors shall procure, to the extent it is within their control, the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under its constitution or any agreement or obligation affecting it to give effect to this Agreement.

15.3	The Vendors and the Purchasers shall reasonably cooperate with each other to facilitate the transfer of the New Business to Purchasers and the continuation of the Recon Business and the Dutch Tin Plate Businesss by the Vendors. To that effect they shall:

(a)	disclose to each other all reasonably relevant facts and information known to them or readily ascertainable by them which the other Party may reasonably request and provide to the other Party reasonable access during normal business hours and upon reasonable notice to books and records, provided that such disclosure and access shall only be granted in furtherance of the provisions of this Agreement;

(b)	procure, that if it becomes apparent to either the Vendors or the Purchasers that the other Party owns or controls assets which were exclusively or predominantly owned or used by the other Party in either the Recon Business, the Dutch Tin Plate Business or the New Business prior to the Completion Date but which, for whatever reason, have failed to be transferred as of the Completion Date, such Party shall transfer, to the extent legally possible, at the cost and expense of the other Party, such asset to the other Party;

(c)	immediately give to the relevant other Party all payments, notices, correspondence, information or enquiries which they receive after Completion and which belong to the relevant other Party and its respective business and cooperate with each other to give effect to the provisions of this Agreement;

(d)	provide each other such reasonable assistance as necessary to enable each other to prepare tax returns and similar filings in respect of the New Business, the Recon Business and the Dutch Tin Plate Business for the period up to the Completion Date and such other assistance as may reasonably be required to allow each other to respond to claims of third parties, subject to the other provisions of this Agreement;

(e)	assist each other in handling any claims under existing insurance policies relating to the period before Completion to the extent they possess information or knowledge that is reasonably necessary for the timely and proper conduct of such claims; and

(f)	cooperate with each other to procure that any consents, approvals, novations, assignments or the exercise of pre-emption rights which may be required to effect transfer of the New Business to the Purchasers and the Recon Business and the Dutch Tin Plate Business to the Vendors, including, but not limited to, change of control issues will be obtained or complied with as promptly as possible before or after the Completion Date. To the extent that the benefit or burden of an agreement cannot be effectively assigned to or realised by either the Sellers or the Purchasers, except by agreement, novation or consent of a third party, the relevant Party to such agreement will continue to perform, as a sub-contractor of the other Party, and at such other Party’s direction and cost, all obligations under such agreement. Any such action directed by the other Party will not be considered a breach of the non-compete provisions included in Clause 12.

16.	ASSIGNMENT

16.1	Subject to this Clause 16, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties.

16.2	None of the Parties, nor their respective successors and assignees shall be entitled to (i) assign, (ii) transfer, (iii) charge (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it without the prior written consent of, in the case of the Purchasers, the Vendors or, in the case of any of the Vendors, the Purchasers except for assignment to Purchasers’ affiliates.

17.	GENERAL

17.1	This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

17.2	The Purchasers acknowledge and agree that in entering into this Agreement, and the documents referred to in it, they do not rely on, and shall have no remedy in respect of, any statement,

representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a Vendor Warranty. The only remedy available to them shall be for breach of contract under the terms of this Agreement. Nothing in this Clause 17.2 shall, however, operate to limit or exclude any liability for fraud.

17.3	Save as provided in Clause 2.4, in the event of any breach of this Agreement or in any other circumstances, the Purchasers shall not be entitled to rescind or otherwise terminate this Agreement.

17.4	Each of the Vendors waives any rights of pre emption over the Shares conferred on it or held by it either by virtue of the relevant articles of association or by express agreement or otherwise.

17.5	Each Party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

17.6	Without prejudice to Clause 17.5, all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the transfers contemplated by this Agreement, and the documents referred to in it, shall be paid by the Purchasers.

17.7	All payments made by any of the Parties under this Agreement, or any of the documents referred to in it, shall be made free from any set-off, counterclaim or other deduction of any nature whatsoever, except for deductions required to be made by law.

17.8	The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

17.9	No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

17.10	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

17.11	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect and if such provision would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid.

17.12	This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

17.13	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

17.14	Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Vendors, each of the Vendors shall be jointly and severally responsible in respect of it. The Purchasers may release or compromise liability of any Vendor without affecting the liability of the others.

17.15	Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Purchasers, each of the Purchasers shall be jointly and severally responsible in respect of it. The Vendors may release or compromise liability of any Purchaser without affecting the liability of the others.

18.	NOTICES

18.1	Any notice given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in Clause 18.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of fax, at the time of transmission,

provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause 18.1, Business Day means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

18.2	The addresses and fax numbers for the purposes of Clause 18.1 are:

(a)	for each of the Vendors:

Blagden Packaging Rumbeke NV
Attn. Marc Verstraete
Schaapbruggestraat 48
8800 Roeselare
Belgium
Fax: +32 (0) 51 261 471

with a copy to:

Advocatenkantoor De Langhe
Attn. Frank De Langhe
Henri Lebbestraat 109
8790 Waregem
Belgium
Fax: +32 (0)56 625 001

or such other addresses as may be notified in writing from time to time by the Vendors to the Purchasers for the purposes of this Clause 18; and

(b)	for each of the Purchasers:

Greif International Holding B.V.
Attn. General Counsel
Bergseweg 6
3633 AK Vreeland
The Netherlands
Fax: +31 (0)294 328 227

with a copy to:

Greif, Inc.
Attn. General Counsel
425 Winter Road
Delaware, Ohio 43015
United States
Fax: +1 (0)740 549 6101

or such other addresses as may be notified in writing from time to time by the Purchasers to the Vendors for the purposes of this Clause 18.

18.3	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 18.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 18.2 (or as otherwise notified by that Party under this Agreement).

18.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in accordance with the laws of Belgium.

19.2	The Parties submit to the non exclusive jurisdiction of the courts of Belgium as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

19.3	Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

EXECUTED by the Parties on the date set out at the head of this Agreement.

SIGNATORIES

SIGNED by:	)
for and on behalf of	)
BLAGDEN PACKAGING NEDERLAND B.V.	)

SIGNED by:	)
for and on behalf of	)
BLAGDEN PACKAGING RUMBEKE NV	)

SIGNED by:	)
for and on behalf of	)
BLAGDEN PACKAGING WICHELEN NV	)

SIGNED by:	)
for and on behalf of	)
BLAGDEN PACKAGING ZWOLLE B.V.	)

SIGNED by:	)
for and on behalf of	)
VANLOON CONSULTING SERVICES B.V.	)

SIGNED by:	)
for and on behalf of	)
GREIF BELGIUM BVBA	)

SIGNED by:	)
for and on behalf of	)
GREIF BROS. CANADA INC.	)

SIGNED by:	)
for and on behalf of	)
GREIF FRANCE HOLDINGS S.A.S.	)

SIGNED by:	)
for and on behalf of	)
GREIF INTERNATIONAL HOLDING B.V.	)

SIGNED by:	)
for and on behalf of	)
GREIF NEDERLAND B.V.	)

SIGNED by:	)
for and on behalf of	)
PAAUW HOLDINGS B.V.	)

SIGNED by Marc Verstraete	)
to evidence	)
agreement to the provisions of Clause 12)